Exhibit 99.28 (h)(xxxvii)

RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT is entered into as of February 11, 2026, between Old Westbury Funds, Inc., a corporation organized under the laws of the State of Maryland, on behalf of itself or its separate series listed on Schedule A and such additional series as shall be designated in the future, severally and not jointly (each, an “Acquiring Fund”), and Global X Funds, a statutory trust organized under the laws of the State of Delaware, on behalf of its respective series listed on Schedule B and such additional series as shall be designated in the future, severally and not jointly (each, an “Acquired Fund” and collectively, the “Acquired Funds”).

WHEREAS, each Acquiring Fund and each Acquired Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company (other than a face-amount certificate company) or is a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered open-end investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) generally permits, subject to compliance with the conditions of the Rule: 1) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule; and

WHEREAS, the effectiveness of this Agreement shall be deemed to constitute the termination as of the date first written above of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order, or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act. The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such prior agreements.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Fund[s] in reliance on the Rule as provided below.

1.	Terms of Investment

a.	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agrees as follows:

Exhibit 99.28 (h)(xxxvii)

i.	The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

ii.	Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquired Fund acknowledges and agrees that any such information provided pursuant to the foregoing constitutes an estimate that may differ materially from the amount, timing and manner of an Acquiring Fund’s investment in an Acquired Fund.

iii.	Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 5% of the Acquired Fund total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if deemed by the Acquiring Fund’s investment adviser to be consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

b.	In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with a list of the Acquired Funds and information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquiring Funds.

a.	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to an investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

Exhibit 99.28 (h)(xxxvii)

b.	The Acquiring Fund and its Advisory Group (as such term is defined in the Rule) will not control (individually or in the aggregate) an Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act. The members of an Acquiring Fund’s sub-advisory group (as contemplated in the Rule), if any, will not control (individually or in the aggregate) an Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act.

If, as a result of a decrease in the outstanding voting securities of an Acquired Fund, an Acquiring Fund and it’s Advisory Group or an Acquiring Fund’s sub-advisory group, each in the aggregate, becomes a holder of more than 25% of the outstanding voting securities of an Acquired Fund, the Acquiring Fund and its Advisory Group and the Acquiring Fund’s sub-advisory group will each vote its shares of the Acquired Fund in the same proportion as the vote of all other holders of the Acquired Fund’s shares in accordance with the Rule. Notwithstanding the foregoing, and as contemplated by the Rule, none of the foregoing provisions of this paragraph (b) shall apply to an Acquiring Fund sub-advisory group with respect to an Acquired Fund for which the Acquiring Fund sub-adviser or a person controlling, controlled by or under common control with the Acquiring Fund sub-adviser acts as the investment adviser within the meaning of Section 2(a)(20)(A) of the 1940 Act.

c.	Each Acquiring Fund acknowledges and understands that an Acquired Fund reserves the right to reject any direct purchase of Creation Units by an Acquiring Fund.

3.	Representations of the Acquired Funds.

a.	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement

4.	Indemnification.

a.	Each Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Funds, including any of their principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Funds, including any Acquired Fund Agents, to the extent such Claims result from: (i) any untrue statement or alleged untrue statement of a material fact contained in an Acquiring Fund’s summary prospectus, prospectus, statement of additional information or sales literature or any amendment thereof or supplement thereto (other than information received from the Acquired Fund or Acquired Fund Agents) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) a material breach by such Acquiring Fund of any provision of this Agreement. The

Exhibit 99.28 (h)(xxxvii)

indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims, provided that no Acquiring Fund shall be liable for indemnifying, holding harmless, or defending any Acquired Fund or Acquired Fund Agent for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to the terms of this Agreement, or resulting from violations of Section 12(d)(1) of the 1940 Act resulting from the Acquired Fund, the Acquired Fund Agents or any Acquired Fund investment adviser failing to comply with the conditions of the Rule.

b.	Each Acquired Fund, severally and not jointly, agree to hold harmless, indemnify and defend an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) any untrue statement or alleged untrue statement of a material fact contained in an Acquired Fund’s summary prospectus, prospectus, statement of additional information or sales literature or any amendment thereof or supplement thereto (other than information received from the Acquiring Fund or Acquiring Fund Agents) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) a material breach by such Acquired Fund of any provision of this Agreement. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims, provided that no Acquired Fund shall be liable for indemnifying, holding harmless, or defending any Acquiring Fund or Acquiring Fund Agent for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to the terms of this Agreement, or resulting from violations of Section 12(d)(1) of the 1940 Act resulting from the Acquiring Fund, the Acquiring Fund Agents or any Acquiring Fund investment adviser failing to comply with the conditions of the Rule.

5.	Materials.

To the extent an Acquiring Fund refers to one or more Acquired Funds in any prospectus, statement of additional information or otherwise (but not in the financial statements or marketing materials of the Acquiring Fund when the Acquired Fund is listed as a holding), each Acquiring Fund agrees to:

a.	Refer to such Acquired Funds with their full legal name as, for example, the “Global X [ ] ETF”; and

b.	Include, other than in the financial statements of the Acquiring Fund when the Acquired Fund is listed as a holding, the following notice upon first reference to such Acquired Fund, and by its legal name or its ticker symbol for subsequent references, within reasonable proximity to the reference to such Acquired Fund:

Exhibit 99.28 (h)(xxxvii)

None of Global X Management Company LLC, SEI Investments Distribution Company, Global X Funds or the Global X [ ] ETF make any representations regarding the advisability of investing in [Name of Acquiring Fund].

6.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the terms of the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by notice to the other party). Either party may notify the other in writing of any changes to these notice provisions.

Notice to a Global X Fund must be provided to:

Global X Funds

Attn: Legal Department

605 Third Ave., 43rd Floor

New York, New York 10158

Telephone: (646) 757-5400

Facsimile: (646) 514-5968

Email: legalnotices@globalxetfs.com

Notice to the other party subject to this agreement may be provided to:

Head of Portfolio Management Operations Department

Bessemer Investment Management, Inc.

1271 Avenue of the Americas

New York, NY 10020

Email: PMOD-NY@bessemer.com

With a copy to:

General Counsel

Bessemer Investment Management, Inc.

1271 Avenue of the Americas

New York, NY 10020

Email: garciay@bessemer.com

7.	Addition of New Funds

a.	Schedule B lists the Acquired Funds in existence as of the date of this Agreement. Additional Acquired Funds may be created from time to time. Old Westbury Funds Inc. and Global X Funds agree that in the event an Acquiring Fund invests in an Acquired Fund that is created after the date of this Agreement in reliance on the Rule, such investment shall be governed by the terms of this Agreement and such Acquired Fund shall be deemed to be added to Schedule B as of the date of the initial investment in such Acquired Fund.

Exhibit 99.28 (h)(xxxvii)

b.	Schedule A lists the Acquiring Funds in existence as of the date of this Agreement. Additional Acquiring Funds may be created from time to time. Old Westbury Funds Inc. and Global X Funds agree that additional Acquiring Funds may be added to this Agreement by notifying Global X Funds in accordance with Paragraph 6 of this Agreement of the additional Acquiring Funds. Any such Acquiring Fund added pursuant to this provision shall be deemed to be added to Schedule A as of the date of the receipt of such notice by Global X Funds.

8.	Termination; Governing Law; Amendment.

a.	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of this Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 8(b).

b.	This Agreement shall continue until terminated in writing by either party (either in its entirety or with respect to one or more Acquired Funds or Acquiring Funds) upon 60 days’ notice to the other party. Upon termination of this Agreement (either in its entirety or with respect to specific funds), an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

c.	This Agreement may not be assigned by either party without the prior written consent of the other and, unless otherwise agreed to by the parties in writing, such third-party will be subject to and bound by the terms of this Agreement applicable to the assigning party.

d.	This Agreement will be governed by Delaware law without regard to choice of law principles.

e.	In any action involving an Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series of the Global X Funds.

f.	In any action involving an Acquiring Fund under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that is/are involved in the matter in controversy and not to any other series of the Old Westbury Funds.

g.	This Agreement may be amended or modified by a written document signed by an authorized representative of each party and delivered in accordance with Section 6 of this Agreement.

h.	If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered

Exhibit 99.28 (h)(xxxvii)

severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

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Exhibit 99.28 (h)(xxxvii)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Old Westbury Funds, Inc.

on behalf of each of its series listed on Schedule A, severally and not jointly,

/s/ David W. Rossmiller

Name: David W. Rossmiller

Title: President & CEO

Global X Funds

on behalf of each of its series listed on Schedule B, severally and not jointly,

/s/ Jasmin Ali

Name: Jasmin Ali

Title: General Counsel

Exhibit 99.28 (h)(xxxvii)

SCHEDULE A

List of Acquiring Funds

Old Westbury All Cap Core Fund

Old Westbury Large Cap Strategies Fund

Old Westbury Small & Mid Cap Strategies Fund

Old Westbury Credit Income Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

Old Westbury California Municipal Bond Fund

Old Westbury New York Municipal Bond Fund

Old Westbury Short-Term Bond Fund

Old Westbury Total Equity Fund

Exhibit 99.28 (h)(xxxvii)

SCHEDULE B

List of Acquired Funds

Global X MSCI China Consumer Discretionary ETF	Global X Robotics & Artificial Intelligence ETF
Global X Copper Miners ETF	Global X MSCI SuperDividend EAFE ETF
Global X MSCI Greece ETF	Global X U.S. Infrastructure Development ETF
Global X Gold Explorers ETF	Global X U.S. Preferred ETF
Global X Lithium & Battery Tech ETF	Global X Autonomous & Electric Vehicles ETF
Global X MLP & Energy Infrastructure ETF	Global X Artificial Intelligence & Technology ETF
Global X MLP ETF	Global X S&P 500 Quality Dividend ETF
Global X MSCI Argentina ETF	Global X Adaptive US Factor ETF
Global X MSCI Colombia ETF	Global X E-commerce ETF
Global X MSCI Norway ETF	Global X Nasdaq 100 Covered Call ETF
Global X Silver Miners ETF	Global X DAX Germany ETF
Global X Social Media ETF	Global X Genomics & Biotechnology ETF
Global X FTSE Southeast Asia ETF	Global X Cloud Computing ETF
Global X MSCI SuperDividend Emerging Markets ETF	Global X Cybersecurity ETF
Global X SuperDividend ETF	Global X Video Games & Esports ETF
Global X SuperDividend REIT ETF	Global X Emerging Markets Bond ETF
Global X SuperDividend U.S. ETF	Global X Variable Rate Preferred ETF
Global X SuperIncome Preferred ETF	Global X S&P Catholic Values Developed ex-U.S. ETF
Global X Uranium ETF	Global X HealthTech ETF
Global X Guru Index ETF	Global X NASDAQ 100 Covered Call & Growth ETF
Global X Renewable Energy Producers ETF	Global X CleanTech ETF
Global X S&P 500® Catholic Values ETF	Global X Clean Water ETF
Global X Millennial Consumer ETF	Global X Wind Energy ETF
Global X Aging Population ETF	Global X U.S. Cash Flow Kings 100 ETF
Global X Conscious Companies ETF	Global X India Active ETF

Exhibit 99.28 (h)(xxxvii)

Global X FinTech ETF	Global X Infrastructure Development ex-U.S. ETF
Global X Internet of Things ETF	Global X Intermediate-Term Treasury Ladder ETF
Global X AgTech & Food Innovation ETF	Global X U.S. Electrification ETF
Global X Blockchain ETF	Global X S&P 500 U.S. Market Leaders Top 50 ETF
Global X S&P 500 Risk Managed Income ETF	Global X AI Semiconductor & Quantum ETF
Global X MSCI Vietnam ETF	Global X U.S. 500 ETF
Global X Disruptive Materials ETF
Global X PropTech ETF
Global X 1-3 Month T-Bill ETF
Global X Dow 30® Covered Call & Growth ETF
Global X Brazil Active ETF
Global X Defense Tech ETF
Global X Russell 2000 ETF
Global X Short-Term Treasury Ladder ETF
Global X Long-Term Treasury Ladder ETF
Global X Hydrogen ETF
Global X NASDAQ 100 Tail Risk ETF
Global X Data Center & Digital Infrastructure ETF